RidgewoodRenewable Power                                                                                                             Robert E. Swanson
                                                                                  Chairman

                        October 24, 2007

TO:  Ridgewood Renewable Power Fund Shareholders

RE:  Planned Sale of Ridgewood Egypt Water Business

The Ridgewood Egypt water business is owned by the Growth Fund, Power Trust V, and the Ridgewood Egypt Fund.  The business of Ridgewood Egypt is to desalinate water from the Red Sea so that it can be used by the currently vibrant tourism business on the Red Sea.

In the past several years, this business has grown significantly in terms of its assets, revenues, and, most dramatically, in its net operating cash flow.  Therefore, we have concluded that it is an appropriate time to attempt to sell this business.  At this time, the Ridgewood Egypt water business is very strong and is able to project dramatic future growth in the next 2 years.  Also, tourism to Egypt’s “Red Sea Riviera” is very strong and growing.  There obviously is a great deal of capital in the Middle East due to high oil prices.  There are quite a number of Mid-East private equity funds.  In addition, in the last few years, the investment world has become much more focused on the value of clean water.

What will make the sale of this asset challenging is that it is still relatively small, and it is located in the Middle East, making it somewhat less attractive to European and North American investors.  We expect, however, that it will be very attractive to Mid-East investors.

We have worked very hard to improve operations over the last 4 years, and I have summarized a few measures of our success in the enclosed graph.  Each of the metrics is very positive.  In the past 4 years, we have increased our clean water production capacity by 76% to 29,100 cubic meters per day.  Most importantly, we have increased our actual daily output by 91% to 22,000 cubic meters per day.  The key is that we have had a 20% increase in the utilization rate of all of our equipment.  Although we have increased our daily water production by 90%, we have increased our revenue by over 100%, largely because we have been able to increase the price we receive per cubic meter of water.  The extraordinary operating leverage of this business is demonstrated by the 730% increase in operating profits.  All these improvements have been accomplished without any additional investment from the Funds.

Like most Americans, I am not accustomed to thinking in metric units, so I have to translate into gallons of fresh water per day to appreciate the size of the Ridgewood Egypt operation.  One cubic meter is 1,000 liters, which is 264 gallons.  In 2007, our maximum capacity (the rate at which we run in the summer when there is peak demand) is 7.7 million gallons of water per day.  That is a lot of fresh water in the desert.  We have the capacity to produce 2.8 billion gallons of water per year.

EXCELLENT MANAGER OF THE RIDGEWOOD EGYPT BUSINESS IS THE KEY TO AN EFFECTIVE SALE

Our very effective manager of the Ridgewood Egypt business is Mr. Zaki Girges, who was put in charge of managing the business in February 2003.  Prior to that, Zaki was the #2 manager of the Ridgewood Egypt business.  Zaki is an Egyptian national who came to the U.S. as a young man and established his business career in the U.S.  He is also a U.S. citizen now.  In the 1990s, Zaki was co-manager of one of the Ridgewood Renewable Power businesses in California, which is how we know him.  I have gotten to know Zaki very well over the past 14 years in the 2 capacities with which we have worked with him, the first in California, and the second at Ridgewood Egypt.  Zaki and his wife have a vacation house in southern California, and their daughter attends college in Pennsylvania.  Zaki is an intelligent and very honest man, and we are fortunate that he is also an accomplished business person who has been able to bring about these improvements in our Ridgewood Egypt business over the past 4 years without any additional injection of capital from any of the original Ridgewood Funds.

Three and a half years ago, we put Zaki in charge of the operation of the business, and a year and a half ago we provided him with incentives if the business were sold above a certain dollar-value threshold.  Zaki has performed well and continues to be highly motivated to make money for the Ridgewood Egypt business, as well as for himself.  Zaki takes pride in the success of our business and enjoys considerable prestige in Egypt being the head of the largest private water company in the country, managing a business with over 120 employees.

Selling a vibrant, but small, American-owned business in the Middle East is a challenge.  The key to the sale is an understanding by the purchaser of the value and importance of the entire Egyptian management team, especially Zaki Girges.  In late September, my wife and I took 3 days out of our 2 week vacation in Italy and France to meet with Zaki and our financial advisor on the sale, Andrew West, in Venice, Italy.

Andrew lives in London, and Italy was a central meeting place, with Zaki coming from Cairo.  Zaki and I met for a day before Andrew was able to arrive, and we then spent two days as the full team strategizing for a potential sale.  We went over every aspect of the potential sale and our strategies for dealing with Egyptian lawyers, accountants, and Middle Eastern private investors.  Andrew and I are in frequent communication about the potential sale, and he has traveled to Cairo to meet with our local lawyers and accountants.  Andrew represents a number of clients with business interests in Egypt, Dubai, and other parts of the Mid-East, making him an ideal person to work with us on this transaction.

Zaki knew from previous conversations that Ridgewood would consider selling the business if we received a fair price.  Zaki discussed how much the business has grown since 2003 and how much more he believes he can make it grow in the next 2 years.  Andrew, Zaki, and I all agreed that a new buyer that was willing to supply meaningful additional capital to the business could enable Zaki to grow the business even more quickly, thereby enabling Zaki to receive even more benefit from his hard work and good management.

We are fully aware that selling an American owned business in Egypt presents challenges.  Zaki has the proper incentives to facilitate and advocate the transaction.  Selling any business takes a considerable period of time, and selling a business in the Middle East has the potential to take even longer.  Our joint goal is to try to consummate a transaction by this spring, but we realize that it could take somewhat longer.  In the meantime, the business will continue to grow, and the longer a sale takes, hopefully the more valuable the business will become.  At the same time, we believe that now is an ideal time to be selling this business, while it is strong and tourism is vibrant.  We will work as hard as we can to effectuate a sale at the earliest possible date.  We have had our money tied up in Egypt for a very long period of time and want to consummate a sale, if we can achieve one, at the earliest possible date.  In the year 2000, the business was progressing very well, and was on the right track.  After September 11, 2001, the business was severely hurt by a drop off in tourism and a weakened Egyptian currency, and it was a struggle to keep it going, let alone begin to rebuild the business.  The business model—selling water in the desert—is sound, and we kept working at it.

We cannot talk about the specifics of a potential sale, or a price that we hope to achieve.  I have to assume that any letters I write to Ridgewood’s thousands of investors may become known to potential buyers, and we do not want to give away our negotiating positions.  I am sure that you will have many questions, and I am sorry that we will not be able to be specific in providing answers.  We will keep you posted every couple of months on how the efforts to sell the business are going.  If we cannot sell the business, we will retain it, and Zaki is willing to continue to work as our manager.  We are fortunate to have a 14-year relationship with Zaki.

As an aside, I want to publicly thank my wife for being an extremely good sport about taking most of 3 days in Venice, one of our favorite cities, to work on this important business.  Fortunately, she has known both Zaki and Andrew West for about 8 years, she has visited many of the sites in Egypt, and she was as interested as I was in our seemingly endless business meetings and dinner conversations.  (As an aside, I charged no part of our trip to Venice either to the Ridgewood Egypt business or to any of the Ridgewood Power Trusts, which own part of the Ridgewood Egypt business.)

I would like to use this letter to introduce Andrew West, who is working with Zaki and me to sell the Egypt business.  Andrew was a key person for the last 9 years with our involvement in the Ridgewood U.K. business, which was very successfully sold this past March.  Starting in 1998, we met Andrew, who acted as the financial adviser to the founder, owner, and CEO of what ultimately became the landfill methane business upon which we did due diligence in 1998, and finally made an initial investment in 1999 (creating Ridgewood U.K.).  Andrew served as one of the 5 directors of the Ridgewood U.K. company and worked as a vital part of the team involved in selling the business, which came to a successful conclusion in March after about 10 months of work.  Early in Andrew’s career, he worked for Lehman Brothers in its New York office and has been involved in investment banking throughout his career.  He now owns his own “boutique” investment banking firm and works closely with clients in the U.K., the U.S., and the Middle East.

I cannot guarantee you that we will have a successful sale of the Ridgewood Egypt business, but I can assure you that we will do our best to try to achieve one.  It embarrasses me and pains me that, after September 11, 2001, this investment has been struggling for so long.  In recent years, I have not wanted to say much that was encouraging because, until we were ready to try to sell it and realize some value, anything I said would have probably sounded like weak excuses.  We never gave up on this business, and we have continued to work to improve it.  I hope that we are successful in demonstrating that to you through a successful sale.

So that we may communicate with you more easily in the future, if you would like to receive updates by email, please provide us with you email address.  If you have not already provided us with an email address, or your address has changed recently, please contact Mirna Valdes (mvaldes@ridgewoodpower.com) in our Investor Relations department with your email information.  We have emailed out this letter to those of you for whom we have email addresses, so if you did not receive this letter by email, we do not have an email address for you.

By: /s/ Robert E. Swanson
Name:	Robert E. Swanson
Title:	Chairman

Ridgewood Egypt: Summary of Key Economic Metrics
76% Increase
29,100 m³/d
16,500 m³/d
2003
2007 (year end)*
20% Increase
88%
70%
2003
2007*
91% Increase
22,000 m³/d
11,500 m³/d
2003
2007*
111% Increase
$9.3 Million
$4.4 Million
2003
2007*
730% Increase
$2.6 Million
$313k
2003
2007*
Installed Water Purification Capacity
Utilization Rate
Actual Avg. Daily Output
Revenue
Operating Profits
*Figures for 2007 contain projections to year end.

This chart is part of the October 24, 2007 letter to Ridgewood Renewable Power investors regarding the Ridgewood Egypt water purification business (as an attachment thereto), and all legends and disclaimers on that document are, therefore, incorporated into and applicable to this chart.

Except for historical information, Ridgewood Renewable Power has made statements in this memorandum that constitute forward-looking statements, as defined by the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties.  Forward-looking statements include statements made regarding events, financial trends, future operating results, financial position, cash flows and other general information concerning possible or assumed future results of operations of the Ridgewood Renewable Power Funds.  You are cautioned that such statements are only predictions, forecasts or estimates of what may occur and are not guarantees of future performance or of the occurrence of events or other factors used to make such predictions, forecasts or estimates.  Actual results may differ materially from those results expressed, implied or inferred from these forward-looking statements and may be worse.  Finally, such statements reflect the Fund’s current views.  The Fund undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made herein to reflect events or circumstances that occur after today or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the sale of assets of the Funds’ Egypt operations, to the extent that such a transaction were to occur and it is ultimately determined that approval of the shareholders of one or both Funds would be required to consummate the transaction.  In the event of a sale of the Funds’ Egypt operations requiring the approval of the shareholders of one or both Funds, the Fund(s) will file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement to be used by the Fund(s) to solicit the approval of its shareholders for such transaction. You are urged to read the proxy statement regarding the transaction, if and when it becomes available, and any other relevant documents filed by the Fund(s) with the SEC, as well as any amendments or supplements to such a proxy statement, because they will contain important information. You can obtain free copies of any such materials (including any proxy statement) filed by the Fund(s) with the SEC, as well as other filings containing information about the Fund(s) at the SEC’s Internet Site (http://www.sec.gov). The Fund(s) will also provide copies of any such proxy statement and other information filed with the SEC to any share holder, at the actual cost of reproduction, upon written request to Dan Gulino, General Counsel, or via telephone at (201) 447-9000.

Participants in Solicitation

The Funds and their executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies or consents from the Funds’ shareholders with respect to the sale of assets of the Fund’s Egypt operations.  Information regarding the officers and directors of the Funds, including direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in a definitive proxy statement that will be filed with the in the event such a transaction requiring shareholder approval were to occur.